                        FACTORY BUILDING LEASE AGREEMENT

                               September 20, 2006

                        FACTORY BUILDING LEASE AGREEMENT

Party A: WUXI SEAMLESS OIL PIPES COMPANY LIMITED (lessor)

Party B: HAILONG DRILL PIPE (WUXI) CO., LTD. (lessee)

After good faith negotiations regarding the lease of land, factory building and auxiliary equipments, the Parties hereby agree as follows:

I     LOCATION, AREA, STRUCTURE AND APPLICATION OF LAND, FACTORY BUILDING AND
      AUXILIARY FACILITIES

1.    Location of land and factory building

Factory building located at Plot No. C-03, Phase II, Industrial Supporting Park,
Wangzhuang, Xinqu, Wuxi, Jiangsu

2.    Area, structure and application of land and factory building

The land area is approximately 60 mu; the area of construction of the leased factory building is 21,749.24 square meters, which includes the construction area of the workshop (18,407 square meters), the total construction area of the two-story annex building (1,500 square meters), the construction area of the three-storey office building (1,475 square meters), and the construction area for the transformer facilities (190.24 square meters).

The workshop is a steel structure and the office building and the annex building are are frame structures. They shall be used as the production factory of Party
B.

II    RENTAL FEE, USE TERM AND PAYMENT TERMS FOR THE LAND, FACTORY BUILDING AND
      AUXILIARY FACILITIES

1.    Party A agrees to lease the land, factory building and auxiliary facilities to Party B and Party B agrees to accept the lease.

2.    Rental fee

The rental fee for factory building and auxiliary facilities i RMB 12 per square meter per month (including the land use fees) and the total amount per month is
RMB 260,990 (RMB TWO HUNDRED AND SIXTY THOUSAND NINE HUNDRED AND NINETY ). The
rental fee shall be calculated according to the actual use period.

The lease period of factory building is 1 year, (from September 20, 2006 to
September 20th, 2007). Upon the expiration of this lease agreement, Party B shall return the factory building to Party A. If Party B desires to renew the lease, Party B shall contact Party A for consultation 2 months in advance of the expiration date and sign another agreement with Party B. Party A hereby grants to Party B priority to re-lease the factory building.

3.    Payment terms of rental fee

Both Parties agree that the first payment date of the rental fee is March 30,
2007. To

reduce the capital pressure of Party A, Party B shall pay the rental fee semi-annually in advance, with the with the payment being made by check.

III   INFRASTRUCTURES OF LEASED FACTORY BUILDING

Party A undertakes to provide the following infrastructure to the leased factory building (which shall be connected to the factory building).

1.    Electricity: Party A shall be responsible for applying for the industrial electricity and Party B shall assist Party A in the application.

2.    Water supply: water for living and fire control. 500 tons per month.

3.    Telephone line: Party B shall be responsible for the application.

If the above amounts need to be increased during the term of the lease, the various construction expenses and equipment expenses for the increase shall be borne by Party B.

IV.   FIRE-FIGHTING APPROVAL CERTIFICATE AND OWNERSHIP CERTIFICATE

Party A shall obtain the following certificates and ownership certificate after this lease agreement has been made and before the required deadline stipulated in this supplementary agreement.

1.    Fire-fighting: Party A shall complete the fire-fighting approval and obtain the approval certificate no later than December 1, 2006, provided this agreement has been signed.

2.    Construction Completion: Party A shall obtain the construction completion approval certificate issued by the construction authorities before
      December 1, 2006.

V.   OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES DURING THE LEASE PERIOD

1.    Obligations and responsibilities of Party A during the lease period:

1.1   Within 3 days from the date of down payment by Party B, Party A shall deliver the factory building to Party B for its normal use.

1.2   During the lease period, Party A shall keep the factory building in good conditions and ensure the normal use by Party B.

1.3   Party A shall assist Party B in handling the application formalities necessary for the company incorporation and normal production and operation.

2.    Obligations and responsibilities of Party B during the lease period:

2.1   Party B shall pay the rental fee within the agreed time limit in accordance with this agreement.

2.2   If Party B desires to modify or alter the factory building or add facilities, it shall first obtain the written approval of Party A and
      [complete] the relevant approval formalities, with the expenses borne by
      Party B.

2.3   If Party B desires to transfer the lease to a third party or exchange the factory building with a third party, Party B shall obtain the prior approval of Party A.

2.4   If Party B damages the factory building due to improper use or other causes, it shall be responsible for compensation or repair.

2.5   Party B shall assist Party A in performing the reasonable inspection and repair of the factory building

3.    Default Liabilities: in case either Party fails to perform the obligations under this agreement or violates any relevant national or local provisions related to real estate contracts, the other Party may cancel this agreement in advance and the Party violating this agreement shall be the responsible for all incurred losses of the other party. If Party B fails to pay the rental fee for more than ten days, Party A shall charge Party B
      1% of the annual rental fee as the penalty for each day such rental fee is overdue.

VI    FORCE MAJEURE

In case the leased factory building and facilities are damaged due to the force majeure (such as earthquake, typhoon, flood, etc), both parties shall have no obligations or responsibilities to the other party.

VII.  MISCELLANEOUS

1.    Any disputes arising from or in connection with this Agreement shall be settled by both Parties through good faith negotiations.

2.    During the lease period, if new taxes are levied due to national policy changes , such new taxes shall be borne by the parties as stipulated.

3.    The Parties hereto may have additional consultations with respect to relevant issues not covered herein; any supplemental agreements to this agreement shall be of equal force with this agreement after the sealing of both parties.

4.    This Agreement is made in four copies with each Party holding one copy and the other two copies submitted to relevant authorities.

5.    The Parties hereto have caused this Agreement to be executed by their legal representatives or authorized representatives. Party A shall be responsible for the registration formalities with respect to lease contracts with the local relevant authorities.

This page is for the signature of the lease for land, factory building and auxiliary facilities for Hailong Drill Pipe (Wuxi) Co., Ltd..

Party A: WUXI SEAMLESS OIL PIPES            Party B: HAILONG DRILL PIPE (WUXI)
COMPANY LIMITED                             CO., LTD.
(Seal) ___________________                  (Seal) ___________________
Legal Representative: __________
                                            Legal Representative: _________

                                            Date: September 20, 2006

(The special seal for the registration of real estate lease in Wuxi New
Development Zone Real Estate Management Bureau)